Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	May 1, 2004 through May 31, 2004
Payment Date	June 25, 2004

Aggregate Amount Collected for the Collection Period

Interest	$2,378,645.70	LIBOR	1.1000%
Principal Collections	$39,041,896.06	Auction Rate	1.2000%
Substitution Amounts	$—	A-1 Note Rate	1.3900%
Yield Maintenance Amount	$—	A-2 Note Rate	1.2000%
Additional Draws	$(18,294,724.88)

Application of Collected Amounts

Applied in the following order of priority:			Factor per 1000
(I)	Enhancer Premium	$106,408.23
(ii)	A-1 Noteholder’s Interest	$896,408.74	0.8964087424
	A-2 Noteholder’s Interest	$77,387.81	0.7738780510
(iii)	Principal Collections to Funding Account	$(0.00)
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$1,324,441.49
(vi)	Additional Balance Increase from Excess Spread (during MAP)	$—
(vii)	A-1 Noteholder’s Principal Distribution	$18,867,419.84	18.86741984
	A-2 Noteholder’s Principal Distribution	$1,886,741.98	18.86741984
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$33,958.24
(x)	Enhancer	$—		Aggregate to Date
(xi)	Interest Shortfalls	$—		$ —
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$1,324,441.49

Balances

			Factor
Beginning A-1 Note Balance		$748,914,242.89	0.7489142429
Ending A-1 Note Balance		$730,046,823.05	0.7300468231
	Change	$18,867,419.84	0.0188674198
Beginning A-2 Note Balance		$74,891,424.29	0.7489142429
Ending A-2 Note Balance		$73,004,682.31	0.7300468231
	Change	$1,886,741.98	0.0188674198
Beginning Excluded Amount		$—
Ending Excluded Amount		$—
	Change	$—
Beginning Pool Balance		$837,830,682.07	0.7616565568
Ending Pool Balance		$817,050,519.68	0.7427656910
	Change	$20,780,162.39	0.0188908657
Beginning Principal Balance		$837,830,682.07	0.7616565568
Ending Principal Balance		$817,050,519.68	0.7427656910
	Change	$20,780,162.39	0.0188908657
Beginning Certificate Balance		$—
Additional Balance Increase (Draws minus Payments)		$—
Ending Certificate Balance		$—

Delinquencies

	#		$
Two statement cycle dates:		20		$1,950,110.59
Three statement cycle dates:		7		$225,099.27
Four statement cycle dates:		3		$206,586.71
Five statement cycle dates:		2		$57,884.91
Six statement cycle dates:		1		$101,798.57
Seven + statement cycle dates:		6		$147,215.75
Foreclosures (included in aging above)		14		$599,153.50
REO		—		$—
Liquidation Loss Amount		1		$33,958.24

Wachovia Bank, National Bank
as Administrator

Additional Information

Net WAC Rate	3.28%	Current Net Excess Spread	1.911%
Overcollateralization Target	$13,999,014.32	2 Month Average Net Excess	1.985%
Overcollateralization Amount	$13,999,014.32	3 Month Average Net Excess	1.803%
Funding Account Ending Balance	$—
Gross CPR (1 mo. Annualized)	43.625%	Current Liquidation Loss	$33,958.24
Net CPR (1 mo. Annualized)	26.021%	Aggregate Losses	$799,802.34
Draw Rate (1 mo. Annualized)	23.274%	Aggregate Loss %age	0.073%
WAM	204.38	Deficiency Amounts	$—
AGE	28.34	Net Policy Draws	$—
		Agg. Substitutions	$—
Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(2,727,741.82)	Total Collected	$(39,041,896.06)
Servicing Fee	$349,096.12	A-1 Principal	$18,867,419.84
Enhancer Premium	$106,408.23	A-2 Principal	$1,886,741.98
Additional Balance Interest	$—	Add’l Balance Increase	$—
A-1 Interest	$896,408.74	Net Draws	$18,294,724.88
A-2 Interest	$77,387.81	Funding Account	$(0.00)
Excess Interest	$1,298,440.92	Net	$6,990.64
Net	$—	Previous Funding	$—
		Liquidations	$(32,991.21)
		Excess Interest	$(1,298,440.92)
Stepdown Event?	No	Certificateholder	$1,324,441.49
Condition 1	No	Difference	$(0.00)
Condition 2	No
Condition 3	No